EXHIBIT 10.46

Summary of Loan Borrowed by the Company from the Commercial Bank Under Comprehensive Agreement 3 on April 22nd, 2005:

     Only a simple note is signed in place of a formal loan agreement with the following terms:

          o    Loan principal: RMB 33 million;

          o    Loan term: from April 22nd , 2005 to April 22nd , 2006 ;

          o    Interest rate : fixed rate of 5.022%.